                              Fidelity Investments
                      Code of Ethics for Personal Investing

                             Effective February 2004


The Code of Ethics for Personal Investing is divided into two parts. The rules on pages 2-6 apply to all officers, directors, and employees of Fidelity companies, except those expressly excluded by the Ethics Office, and anyone else identified by the Ethics Office.

Note that some rules apply not only to you, but also to anyone whose relationship to you makes them a "covered person". (See definition at the end of this document). These rules are specifically noted. Fidelity, the funds, and the Ethics Office retain the discretion to interpret the rules and to decide how they apply to any given situation.

The rules on pages 7-12 apply to Access Employees only. In general, Access Employees are those employees who have, or work in areas that have, access to information about fund trades, current fund holdings, securities under consideration by the funds, research recommendations, or other fund-related matters. (See page 6 for specific definitions of each Access Level.)

Following the rules -- in letter and in spirit
The rules covered in this policy serve two important purposes -- one regulatory, the other business. In general, investment firms are required to have rules governing personal securities transactions by people associated with the firm. The rules in this policy were created to address these requirements. The officers, directors, and employees of Fidelity have a duty to place the interests of the shareholders of Fidelity's funds and Fidelity's clients above personal interests. Any behavior that violates this duty -- or that even gives the appearance of doing so -- has the potential to harm the company's reputation and business.

As a Fidelity employee, you're not allowed to take unfair advantage of your relationship to the funds or Fidelity in attempting to benefit yourself or another party. And at all times, you need to conduct yourself in a way that does not interfere or conflict with the operation of the funds or Fidelity's business.

Because no set of rules can anticipate every possible situation, it's essential that you follow these rules in letter and in spirit. Any activity that compromises Fidelity's integrity, even if it doesn't expressly violate a rule, may result in scrutiny or further action from the Ethics Office.

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PART 1 Rules for All Employees
------------------------------

WHAT'S REQUIRED

Indicating that you accept the rules
When you begin working at Fidelity, and again each year, you're required to sign an Acknowledgment Form, in which you indicate that:
     . you understand and will comply with all rules that currently apply to you
     .  you'll let Fidelity monitor the records of your covered accounts
     . you'll comply with any new or existing rules that become applicable to you in the future
     TO DO
     New employees Sign and return a hard copy of the Acknowledgment Form within seven days of hire.
     Current employees Acknowledge your acceptance every year by the deadline that is set forth that year by the Ethics Office.

Identifying and disclosing your covered accounts
An important part of complying with these rules is identifying all of your covered accounts. (See definition at the end of this document). Once you have determined which accounts (if any) are covered accounts, you'll need to complete the appropriate sections of a Covered Accounts and Holdings Form.
     TO DO
     New employees Complete the appropriate sections of a Covered Accounts and Holdings Form within seven days of hire. Include information on all covered accounts at Fidelity or elsewhere. If you don't have any covered accounts, use the form to tell us this.
     Current employees Complete the appropriate sections of a Covered Accounts and Holdings Form to let the Ethics Office know promptly of new covered accounts (including pre-existing accounts that have become covered accounts, such as through marriage or death).

Moving covered accounts in-house
While at Fidelity, you need to maintain your covered accounts at Fidelity Brokerage Services LLC (or, if you are an employee outside the United States, at a broker approved for your region; go to risk.fmr.com/ethics). The only exceptions are described in "Obtaining approval for any accounts that can't be moved."
     TO DO
     . Transfer assets to your Fidelity brokerage account (or other brokerage account approved for your region).
     .  Close all of your external brokerage accounts.

Obtaining approval for any accounts that can't be moved
With approval from the Ethics Office, you can keep an external account if it:
     .  contains only securities that can't be transferred
     . exists solely for products or services that are unlike any that Fidelity provides
     . exists solely because your spouse's employer also prohibits external accounts
     . is professionally managed by a third-party registered investment advisor, is an ESOP (employee stock option plan) or an ESPP (employee stock purchase plan), or is required by a trust agreement

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     . is a non-brokerage account required by a DPP (direct purchase plan), a DRIP (dividend reinvestment plan), or an AIP (automatic investment plan)
     . is associated with an estate of which you are the executor, but not a beneficiary, and your involvement with the account is temporary.

     TO DO
     . For permission to maintain and external account, complete an Exception Request Form (available at risk.fmr.com/ethics).
     .  Provide a current statement for each account you list on the form.

Keeping us up to date on account activity
You need to disclose all transactions in covered accounts that involve covered securities. (See definition at the end of this document). For internal accounts that you've disclosed to the Ethics Office, this disclosure happens automatically. For all other accounts, you need to make sure that the Ethics Office receives copies of all trade confirmations and account statements.
     TO DO
     . Arrange for duplicate trade confirmations and statements of all external accounts, including any accounts that aren't approved, to be sent to The Fidelity Investments Ethics Office, 82 Devonshire Street ZW10B, Boston, MA 02109.
     . For any transaction not reflected on your internal or external statements, submit a Securities Transaction Report (available at risk.fmr.com/ethics) to the Ethics Office within ten days of the end of the month in which the transaction was completed. Not filing this form will be considered an affirmative statement that you have no transactions of this type to report.
     . For investments in an entity, the assets of which are predominantly covered securities, you need to disclose the holdings of that entity to the Ethics Office. For example, this requirement would apply to an interest in a limited partnership that invests in public company stocks. (This rule does not apply to investments in mutual funds, exchange-traded funds, or similar products.)

Complying with applicable trading limits
Excessive trading in covered accounts is strongly discouraged. The Ethics Office monitors trading activity, and may limit the number of trades that may be made in your covered accounts during a given period.
     TO DO
     . Comply fully and promptly with any trading limits placed on your covered accounts by the Ethics Office.

Obtaining approval to trade in broker-age accounts owned by others
You may only maintain and exercise authority to trade covered securities in a covered account. You may, however, maintain and exercise such trading authority over an account that isn't considered a covered account if the account is owned by a member of your family and you have obtained approval from the Ethics Office. Under this exception, the account would become subject to the Code of Ethics, and the account owner(s) would be required to comply with the Code. If you are employed or registered with one of Fidelity's broker-dealers, note the additional restrictions in the Rules for Broker Dealer Employees that apply to you.

     TO DO

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     New employees
     . If you currently have authority to trade covered securities in an account that is not a covered account, immediately take action to have such authority terminated.
     . To request an exception from this rule, submit a Trading Authorization Request Form to the Ethics Office (available at risk.fmr.com/ethics). Don't direct any trades in the account without written approval from the Ethics Office.

     Current employees
     . If you want to trade in an account that may qualify for an exception, submit a Trading Authorization Request Form to the Ethics Office. Don't direct any trades in the account without written approval from the Ethics Office.

Obtaining approval to serve as a director
You need to get approval in advance to serve as a director or trustee of a publicly traded company or a non-Fidelity privately held company likely to issue shares. Approval will be based upon a determination that the activity would be in the best interests of the funds and their shareholders. In addition, Fidelity's Policy on Outside Activities and Affiliations (available at risk.fmr.com/ethics) requires prior approval for other activities as well, including accepting additional employment outside of Fidelity or participating in an activity that may create an actual or perceived conflict of interest with Fidelity.
     TO DO
     New employees
     . Request approval to continue to participate in any covered activities by completing an Outside Activities and Affiliations Request Form (available at risk.fmr.com/ethics).
     Current employees
     . Request approval before participating in any covered activities by completing the form mentioned above.

WHAT'S PROHIBITED

Trading securities or using short strategies Fidelity has restricted
The following is not permitted in any covered account
     .  trading any security that Fidelity has restricted
     . taking a short position (See definition at the end of this document) in a security that exceeds the same account's long position in that security; this prohibition includes buying puts to open, selling calls to open, and selling securities short
     .  selling short a Fidelity Select Portfolio.

Short sales against the box are permitted, as are short strategies involving the following indexes: S&P 100, S&P 500, S&P Midcap 400, Morgan Stanley Consumer, FTSE 100, and Nikkei 225.

Participating in IPOs
Neither you nor any other covered person is allowed to participate in an IPO (initial public offering) where no public market in a similar security of the issuer previously existed. This rule applies to equity and debt securities and to free stock offers through the Internet. With prior approval from the Ethics Office, you may participate if:

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     . you have been offered shares because you already own equity in the company
     . you have been offered shares because you're a policyholder or depositor of a mutual company that is reorganizing into a stock company
     . your spouse has been offered shares because of his or her employment with the company

     TO DO
     . For approval to participate in an IPO that may qualify as an exception, complete the Exception Request Form (available at risk.fmr.com/ethics).
     . Don't participate in any IPO without written approval from the Ethics Office

Participating in an investment club
Neither you nor any covered person may participate in an investment club or similar entity.

Investing in a hedge fund
Neither you nor any covered person may invest in a hedge fund. However, this does not apply to any products issued or managed by Fidelity.

Giving or receiving certain gifts
You may not accept any gift or compensation from a third party intended to influence a fund's investment decisions or trading activity.

In addition, you need to comply with Fidelity's Policy on Gifts and Gratuities (available at risk.fmr.com/ethics), which, among other things, prohibits you from giving or accepting any gift, worth more than $100 per calendar year, to or from any person or entity who is a current or prospective vendor, customer, or supplier of Fidelity.

Profiting from knowledge of fund transactions
You may not use your knowledge of fund trans-actions to profit by the market effect of such transactions.

Influencing a fund to act in a way that benefits you or others
The funds are required to act in the best interests of their shareholders. Accordingly, you are prohibited from influencing a fund to act (or not to act) for your benefit or the benefit of any other party instead of for the benefit of its shareholders.

For example, you may not influence a fund to buy, sell, or refrain from trading a security in order to affect that security's price to advance your own interests or those of a party that has or seeks to have a business relationship with Fidelity.

Transacting with a fund
Neither you nor any covered person may engage in any transaction with a fund other than the regular performance of your business duties, or buying or selling shares of the fund.

Attempting to defraud a fund
Attempting to defraud a fund in any way is not only a violation of Fidelity's rules, but is also a violation of federal law. Although this rule is particularly relevant to employees of FMR Co., it applies to everyone covered by these rules.

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Using a derivative to get around a rule
If something is prohibited by these rules, then it's also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, options on futures, and other types of derivatives. For example, the rules that apply to covered securities also apply to single stock futures.

HOW WE ENFORCE THESE POLICIES

The Ethics Office
The Ethics Office regularly reviews the forms and reports it receives. If these reviews turn up information that is incomplete, question-able, or potentially in violation of the rules in this document, the Ethics Office will investigate the matter and may contact you. The Ethics Office or another appropriate party may issue sanctions, such as:
     .  warnings
     .  fines or other payments
     .  limitations or bans on personal trading
     .  dismissal from employment
     .  referral of the matter to civil or criminal authorities

Fidelity takes all rule violations seriously, and, at least once a year, provides the funds' trustees with a summary of the sanctions imposed for material violations of these rules. You should be aware that other securities laws and regulations not addressed by these rules may also apply to you, depending on our role at Fidelity.

Exceptions
In cases where exceptions to these rules are noted and you may qualify for them, you need to get prior approval from the Ethics Office. The way to request any particular exception is discussed in the text of the relevant rule. If you believe that you have a situation that warrants an exception that is not discussed in the rules, you're welcome to submit a written request to the Ethics Office. Your request will be considered by the Ethics Officer in consultation with members of the Ethics Oversight Committee, and you'll be notified of the outcome.

Appeals
If you believe a request of yours has been incorrectly denied or you have received a sanction that you feel is not war-ranted, you may appeal the decision. To make an appeal, you need to give the Ethics Office a written explanation of your reasons for appeal within 30 days of when you were informed of the decision. Be sure to include any extenuating circumstances or other factors not previously considered. During the review process, you may, at your own expense, engage an attorney to represent you. The Ethics Office may arrange for senior management or other parties process. You'll be notified of the outcome of your appeal by the Ethics Office.

Note
The policies and procedures described in these rules do not create any obligation to any person or entity other than Fidelity and the funds. These rules are not a promise or contract, and may be modified at any time. Fidelity and the funds retain the discretion to decide whether any rule applies to a specific situation, and how it should be interpreted.

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PART 2 Additional Rules for Access Level 1 and Access Level 2 Employees
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Access Employees are divided into two categories, Access Level 1 and Access Level 2. If you qualify for both categories, your category is Access Level 2. You may also be placed in either category by designation of the Ethics Office.

You are an Access Level 1 Employee if you are:
     .  an employee of FMTC or FPCMS
     .  an employee in Enterprise Compliance or Fidelity Audit Services
     . an employee with access to timely information about fund investments or recommendations, including access to systems such as AS400 trading or development machines

You are an Access Level 2 Employee if you are:
     .  an employee of FMR Co. or Fidelity Capital Markets
     .  a member of the Board of Directors of FMR Co. or FMR Corp.
     . an employee who is a trustee or member of the Advisory Board of the Fidelity funds
     .  an elected officer of FMR Corp.
     .  an attorney acting as counsel within FMR Corp. Legal
     .  an employee in the Ethics Office

Both Access Level 1 and Access Level 2 Employees must follow the rules on pages 7-9. Additional rules on pages 9-12 apply to you if you are an Access Level 2 Employee.

WHAT'S REQUIRED

Disclosing your holdings
In addition to disclosing your covered accounts as required in Part 1, you need to disclose all holdings of covered securities owned by you or a covered person. Holdings information must be less than 31 days old when you submit it.
     TO DO
     New employees and newly designated Access Employees Cancel any good-till-cancelled orders in your covered accounts. Complete both parts of the Covered Accounts and Holdings Form within seven days of hire or designation.
     Current Access Employees Each year, complete and return the Holdings Verification Report, which the Ethics Office typically sends out in the first quarter of the year. The information on this report must be less than 31 days old when you submit it. If the Ethics Office asks you to confirm or update your account or holdings information or to provide additional information, you need to respond promptly.

Disclosing gifts of securities
You need to notify the Ethics Office of any covered securities that you or a covered person gives, donates, or transfers to another party, or that you or a covered person receives or acquires from another party. This includes, among other things, inheritances of securities and donations of securities to charities.

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     TO DO
     Complete a Securities Transaction Report (available at risk.fmr.com/ethics) within ten days following the end of the quarter during which the gift or transfer was made.

Obtaining permission before investing in closed-end funds associated with Fidelity
You need to get prior approval from the Ethics Office before you or a covered person trades any shares of closed-end funds for which Fidelity pro-vides pricing or bookkeeping services.

Clearing Trades in Advance

The rules of pre-clearance You and any covered person must clear in advance proposed orders to buy or sell any covered security. It's important to under-stand the following rules before requesting pre-clearance for a trade:
     .  You have to apply on the same day that you want to trade.
     . Pre-clearance approval is only good for one day. If you don't use it that day, it expires.
     .  Good-till-cancelled orders are not permitted.
     . Check the status of your order(s) at the end of the day and cancel any orders that haven't been executed. If not cancelled, unfilled orders may be executed the next trading day in violation of this rule.

The purpose of this rule is to reduce the possibility of conflicts between trades in covered accounts and trades made by the funds. When you apply for pre-clearance, you're not just asking for approval. You're giving your word that you:
     .  don't have any inside information on the security you want to trade
     . are not using knowledge of actual or potential fund trades to benefit yourself or others
     . believe the trade is avail-able to the general investor on the same terms
     .  will provide any relevant information requested by the Ethics Office

Generally, requests will not be approved if we determine your transaction may materially affect the market price of that security or take advantage of or hinder trading by the funds.

Exceptions You don't need to pre-clear trades in certain securities. These include:
     . options on, or exchange-traded funds that track, the S&P 100, S&P Midcap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100, and Nikkei 225
     .  securities being transferred as a gift
     .  currency warrants
     .  rights subscriptions
     .  automatic dividend reinvestment

With the prior approval of the Ethics Office, there are a few situations where you may be permitted to trade without pre-clearing. These situations are:
     . trades in a covered account that is professionally managed by a third party
     . purchases made through an automatic, regular program that has been disclosed in advance

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     . when you can show that repeated rejection of your pre-clearance request is causing a significant hardship

How to Clear a Trade in Advance
To avoid errors, use these step-by-step instructions:
     1. Go to https://preclear.fmrco.com. Pre-clearance is available between 10:15 AM (12 noon for FMR Co. traders) and 5:30 PM Eastern Time. If you are unable to access pre-clearance online, call the Pre-Clearance Desk at 617-563-6109.
     2. Carefully enter the details of the trade you'd like to make. Do not trade unless you receive approval. Note the pre-clearance reference number for your records.
     3. Place your order. Be sure your order is for the same security, direction, and quantity (or a lesser quantity) as your pre-clearance approval. Do not place a good-till-cancelled order.
     4.   Check the status of your order at the end of the day.
     5.   Cancel any orders that haven't been filled.

+ ADDITIONAL RULES FOR Access Level 2 Employees Only
----------------------------------------------------

WHAT'S REQUIRED

Surrendering 60-day gains
Any gains in a covered account that are generated by trading a given covered security or its equivalent within a 60-day period must be surrendered. The amount of the gain that must be surrendered is determined by matching each sale or option trans-action to all prior purchases or opposite transactions within the past 60 days, starting with the earliest. Gains are calculated differently under this rule than they would be for tax purposes. Neither losses nor potential tax liabilities will be offset against the amount that must be surrendered under this rule. There are only two exceptions to this rule:
     . When you are trading options on, or exchange traded funds that track, the following indexes: S&P 100, S&P Midcap 400, S&P 500, Morgan
        Stanley Consumer, FTSE 100, and Nikkei 225.
     . When the rule would prevent you from realizing a tax loss on a proposed trade. This exception is not automatic and requires the advanced written approval of the Ethics Office. Approval will be based on fund trading and other pre-clearance tests. You are limited to a total of three exceptions per calendar year across all of your covered accounts.
     TO DO
     . Before trading a security in a covered account that might trigger this rule, make sure you understand how much may have to be surrendered.
        The calculation may be complicated, especially if options or multiple prior purchases could be involved. If you have any doubt, call the Ethics Office at 617-563-5566.
     . To request permission for a tax loss exception, contact the Ethics Office before trading. Allow at least two business days for your request to be considered.

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     For more specific information about how option transactions are treated under this rule, see below.

     Option transactions under the 60-Day Rule
     Option transactions can be matched in two ways:
          . to prior purchases of the underlying security; and . to prior option transactions in the opposite direction.

     When matching an option transaction to prior purchases of the underlying security, selling a call and buying a put are treated as sales and will be matched to purchases of the underlying security made in the preceding 60 days.

     When matching an option transaction to prior option transactions, a closing position is matched to like opening positions made with-in the preceding 60 days.

     Exercising an option
          . The initial purchase or sale of an option, not the exercise or assignment of the option, is matched to opposite transactions made within the prior 60 days.
          . The sale of the underlying securities received from the exercise of an option will also be matched to opposite transactions made within the prior 60 days.

     Automatic liquidation
     When the sale of the underlying security is the result of an automatic liquidation, you are required to stop the automatic liquidation to avoid surrendering 60-day gains.

Following special procedures for private securities transactions Before investing in any private placement or other private securities transaction, you or any covered person needs to get prior approval from the Ethics Office. The only exception is for private placements issued by a Fidelity company. These are automatically reviewed in advance by the Ethics Office, and any that are offered to you will already have been approved.
     TO DO
          .  Before investing in any private investment, Fill out a Private
             Transaction Request Form (available at risk.fmr.com/ethics).
          .  Get the necessary approval from your manager, division head, or other authority, as described on the request form.
          .  Submit the request to the Ethics Office and await approval.
          . Report the final transaction within ten days of the end of the month in which it was completed, using a Securities Transaction Report (available at risk.fmr.com/ethics).
          . If you have a material role in the consideration of securities of the issuer (or one that is affiliated) by any fund after you were permitted to make a private investment, you must follow these additional steps:
             - Disclose your private interest to the person(s) making the investment decision in that or an affiliated issuer.
             - Obtain an independent review of any decision to buy the securities of the issuer (or one that is affiliated) for your

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                assigned fund(s) before buying for the funds. This review must be performed by your division or department head.

Communicating your ownership of securities in certain circumstances
If a given security (whether public or private) is held in a covered account, or you or any covered person is about to place a trade in that security, you have an affirmative duty to disclose this information in the course of any communication that is intended to influence, or is reasonably likely to influence, a fund's investment decisions about that security.

WHAT'S PROHIBITED

Buying securities of certain broker-dealers
Neither you nor any covered person is allowed to buy the securities of a broker-dealer or its parent company if the Ethics Office has restricted those securities.

Trading after a research note
Specifically designated Access Level 2 Employees Only
Neither you nor any covered person is allowed to trade a security until two full business days have elapsed after a Fidelity research note on that security has been issued. This rule will be tested at the time of pre-clearance.

+ ADDITIONAL RULES FOR FMR Co. Research Analysts and Portfolio Managers Only
----------------------------------------------------------------------------

WHAT'S REQUIRED

Providing material information to the funds before trading
Any time you're in possession of material, public information that you received directly from an issuer, you must communicate that information to Fidelity before you trade any securities of that company in a covered account.
     TO DO
     . Confirm whether a Fidelity research note has been published with the relevant information.
     . Publish a note or provide the information to the head of equity research before trading in a covered account.
     . Wait until two full business days have elapsed after the issuance of a note or your disclosure before trading in a covered account.

WHAT'S PROHIBITED

Trading before recommending for the funds
If you are a research analyst, you may not trade (in a covered account) a security that you are assigned to if you have not communicated information about that security to the funds in a research note, unless you have permission from the head of equity research and the Ethics Office.
     TO DO
     Publish a note with relevant information and indicate your ownership in the note before trading a security you are assigned to cover. The Ethics Office

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     may consult with a head of research when you pre-clear, if the proposed transaction is the opposite of your most recent recommendation.

Failing to recommend or trade for a fund
You may not refrain from timely recommending or trading a suitable security for a fund in order to avoid an actual or apparent conflict of interest with a transaction in that security in a covered account.

Trading within seven days of a fund you manage
If you're a portfolio manager, trading in a covered account within seven calendar days before or after a trade is executed in the same or equivalent security by any of the funds you manage is not permitted.

There are three exceptions to this rule:
PROHIBITED
     . When the rule would work to the disadvantage of a fund You must never let a trade in a covered account prevent a fund you manage from subsequently trading the same security if not making the trade would disadvantage the fund. However, you need approval in advance from the Ethics Office before making any trades under this exception. The Ethics Office will need to know, among other things, what new information arose since the date of the covered account trade.

     . When the conflicting fund trade results from standing orders A covered account trade may precede a fund trade in the same security when the fund's trade was generated independently by the trading desk because of a standing instruction to trade proportionally across the fund's holdings in response to fund cash flows.

     . When the covered account is independently managed This exception applies only where a covered account is managed by a third-party professional investment advisor under a written contract, and you provide no input on day-to-day investment decisions. To take advantage of this exception, you need written approval in advance from the Ethics Office.

     TO DO
     . Before trading personally, consider whether there is any likelihood that you may be interested in trading that security in your assigned funds within the next seven calendar days. If so, refrain from trading in a covered account.
     . If a fund you manage has recently traded a security, you must delay any covered account trades in that security until the eighth calendar day after the most recent trade by the fund.
     . Contact the Ethics Office immediately to discuss any situation where these rules would work to the disadvantage of the funds.

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Key Concepts Defined

================================================================================

Brokerage account Any account in which you can trade stocks, bonds, or any other covered security (as defined below). This includes 401(k) accounts and other accounts if you are permitted to trade covered securities in them.

Covered account The term "covered account" encompasses a fairly wide range of accounts. Important factors to consider are your actual or potential investment control over an account, whether you benefit financially from an account, and what your family and financial relationships are with the account holder. Examples of covered accounts include any brokerage account that belongs to one or more of the following owners:
     .  you or your spouse
     . any immediate family member who shares your household and who is under 18 or whom you support financially
     . any corporation or similar entity where you, or an immediate family member sharing your household, are a controlling shareholder or participate in investment decisions by the entity
     . any trust of which you are (i) a beneficiary, and you participate in making investment decisions for the trust; (ii) a trustee, and you either have an opportunity to profit from the trust's investment operations or a member of your immediate family is a beneficiary of the trust; or (iii) a settlor, and you can revoke the trust by yourself and you participate in making investment decisions for the trust
     . Any undertaking in which you have the opportunity to profit from a transaction in a security.

Covered person This designation includes:
     .  you
     .  your spouse
     . any immediate family member who shares your household and who is under 18 or whom you support financially

Covered security A covered security is any security except:
     . shares of U.S.-registered open-end mutual funds (note, however, that shares of exchange-traded funds are covered securities)
     . money market instruments, such as certificates of deposit, banker's acceptances, and commercial paper
     .  U.S. Treasury securities
     . obligations of U.S. government agencies and instrumentalities with remaining maturities of one year or less
     .  securities issued by FMR Corp.
     . commodities, and options and futures on commodities (for example, grains or metals traded on a commodities exchange)

Fund In this document, the terms "fund" and "Fidelity fund" mean any investment company, or any account holding third-party assets, that is advised by FMR Co. or an affiliate.

Immediate family member Your spouse, and anyone with the following relationship to you, whether by blood, adoption, or marriage:
     .  children, stepchildren, and grandchildren

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     .  parents, step-parents, and grandparents
     .  siblings
     .  parents-, children-, or siblings-in-law

Portfolio manager Any employee with responsibility for managing a fund, or a portion of a fund, and for making investment decisions for the fund or a respective portion of it.

Research analyst Any employee with responsibility for making investment recommendations to the funds.

Selling short Selling a security that is not owned by the seller at the time of the trade.

Shareholder In this document, the term "shareholder" means a shareholder of a fund or a client whose assets are managed by FMR Co. or an affiliate.

================================================================================

Legal Information
The Code of Ethics for Personal Investing constitutes the Code of Ethics required by Rule 17j-1 under the Investment Company Act of 1940, and has been adopted as such by the Fidelity funds, the FMR Corp. subsidiaries that are their investment advisors or principal underwriters, and companies affiliated with any of these entities.

Independent Trustees
Trustees and members of the Advisory Board of the Fidelity funds are Access Level 2 Employees, unless they are not "interested persons" (as defined in the Investment Company Act), and they do not have access to daily trading activities or listings of current fund holdings. Independent Trustees are subject to the general principles and spirit of these rules and, like other members of the board, must disclose their covered accounts and holdings and must report transactions regularly. Independent Trustees are not subject to the procedural requirements and prohibitions applicable to employees, but they have adopted their own policy that supplements but is not part of these rules.

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